EXHIBIT 1

Footnote to ESOP Form 4, filed on 1/02/03:

Contingent power to vote more than 10% of the Company's Common Stock held in the Plans to the extent not voted by Plan participants. Pursuant to Rule 16a-3, beneficial ownership of the securities reported is specifically disclaimed. This statement is being filed by the Administrative Committee as administrative convenience on behalf of the following officers and directors who are participants in the plans. The following set forth the identity of each participating officer and/or director with the amounts of the Company's Common Stock attributable to such officer or director for the period covered by this statement:

Name	Currently owned
R. S. Bullmore	19,319.3228
A. D. DeVuono	2,624.4562
G. A. Fahl	5,613.2728
C. C. Harper	1,035.0127
D. R. Johnson	17,139.7129
C. R. Katzfey	8,249.7865
R. W. Possehl	26,190.7094
D. B. Rayburn	8,216.9954
J. R. Rulseh	8,623.2004
D. B. Spiewak	181.6824
E. T. Thomas	240.9378
D. R. Zakos	7,226.9085

No additional shares purchased at this time.